EXHIBIT 99.1
VALUE WORKSHEET FOR LIQUIDATING TRUST INTEREST HOLDERS

FOR FEDERAL INCOME TAX PURPOSES (AS OF THE EFFECTIVE DATE, MARCH 19, 2012)

The following chart summarizes the assigned value per Liquidating Trust Interest for federal income tax purposes issued in connection with the terms of Washington Mutual, Inc.'s Liquidating Trust Agreement and Plan of Reorganization dated December 12, 2011 *

TOTAL VALUE FOR FEDERAL INCOME TAX PURPOSES IS $289.3 MILLION (1)

Target CUSIP	Value per Interest (For Tax Purposes)	Total Liquidating Trust Interests Outstanding	Total Value (For Tax Purposes)
A	B	C	D = B x C

Senior Floating Rate Notes due August 2009	939322AW3	$0.47504556	x	$2,177,439	=	$1,034,383
Senior Floating Rate Notes due January 2010	939322AQ6	$0.47504556	x	$1,468,928	=	$697,808
Senior Floating Rate Notes due March 2012	939322AS2	$0.47504556	x	$2,716,672	=	$1,290,543
Senior Floating Rate Notes due September 2012	939322AU7	$0.47504556	x	$3,659,627	=	$1,738,489
Senior Fixed Rate Notes due 2009	939322AL7	$0.47504556	x	$24,936,572	=	$11,846,008
Senior Fixed Rate Notes due 2010	939322AP8	$0.47504556	x	$16,475,604	=	$7,826,663
Senior Fixed Rate Notes due 2011	939322AX1	$0.47504556	x	$15,710,145	=	$7,463,034
Senior Fixed Rate Notes due 2012	939322AT0	$0.47504556	x	$14,812,968	=	$7,036,835
Senior Fixed Rate Notes due 2017	939322AV5	$0.47504556	x	$30,275,131	=	$14,382,067
Senior Providian Note Guarantee	74406AAD4	$0.47504556	x	$435	=	$207
Total Senior Notes						$53,316,036

Sub Fixed Rate Sub Notes at 8.25% due 2010	939322AE3	$0.46946733	x	$158,475,242	=	$74,398,949
Sub Fixed Rate Sub Notes at 4.625% due 2014	939322AN3	$0.48434132	x	$139,057,005	=	$67,351,053
Sub Fixed Rate Sub Notes at 7.25% due 2017	939322AY9	$0.47198911	x	$133,693,785	=	$63,102,011
Total Senior Subordinated Notes						$204,852,013

GUC	N/A	$0.28314761	x	$109,949,544	=	$31,131,950

CCB Trust VI	124873AA8	$0.00000000	x	$11,419,609	=	$0
CCB Capital Trust IX	124871AA2	$0.00000000	x	$17,366,691	=	$0
HFC Capital Trust I	420542AD4 420542102	$0.00000000	x	$13,111,700	=	$0
CCB Capital Trust IV	22499AAB5	$0.00000000	x	$8,653,699	=	$0
CCB Trust V	19499AAI6	$0.00000000	x	$11,426,972	=	$0
CCB Capital Trust VII	22899AAB1	$0.00000000	x	$8,491,841	=	$0
CCB Capital Trust VIII	22899AAA3	$0.00000000	x	$8,556,010	=	$0
HoldCo Stipulated Claim	N/A	$0.00000000	x	$297,200	=	$0
Total CCB Guarantees						$0

Fixed Junior Sub Notes at 5.375% due 2041	93933U308 939322848 93933U407	$0.00000000	x	$241,423,588	=	$0

Notes:
(1)
 Total Valuation for federal income tax purposes includes $60 million of cash funding for administrative budget purposes, which amount is not reflected in the Summary of Certain Distributions attached as Exhibit 99.3 to the Form 8-K/A filed on April 2, 2012.  As noted above, these values are provided solely for federal tax purposes, and have not been calculated for, nor are they necessarily indicative of, valuation for accounting or any other purpose.

* This chart dated April 5, 2012, supersedes the version previously posted on the WMI Liquidating Trust website (www.wmitrust.com) and removed on April 3, 2012.